CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Annual Report of Firelight Corporation on Form 20-F of our report dated January 15, 2003 in connection with our audits of the financial statements of that company as at September 30, 2002 and 2001 and for each of the years in the three year period ended September 30, 2002, which report is included in the Form 20-F.

“White Kennedy”

CHARTERED ACCOUNTANTS

Penticton, British Columbia

March 31, 2003